Exhibit (k)(2)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of February 20, 2025 (the “Effective Date”) by and among:

1.	SS&C GIDS, Inc., a corporation incorporated in the State of Delaware and an SS&C Company (“SS&C”); and

2.	Blackstone Private Multi-Asset Credit and Income Fund, a Delaware statutory trust (the “Fund” or “Client”).

SS&C and Client each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of trustees or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “CCPA” means the California Consumer Privacy Act, Cal. Civ. Code §§ 1798.100 et seq. and the California Consumer Privacy Act Regulations as amended from time to time.

(e) “Claim” means any Action arising out of the subject matter of this Agreement, its formation or the Services.

(f) “Client Data” means all data of Client, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Client and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(g) “Confidential Information” means any information about Client or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(h) “Controller” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPL and any other applicable Data Protection Law, as applicable.

(i) “Data Protection Law” means all laws and regulations applicable to the Processing of Personal Data under the Agreement, including the DPL, the CCPA, the GDPR, the UK Data Protection Act 2018 and any data protection laws substantially amending, replacing or superseding the GDPR in the United Kingdom following any exit by the United Kingdom from the European Union, to the extent applicable to Client and SS&C in the provision of Services by SS&C or receipt of Services by Client under this Agreement.

(j) “Data Supplier” means a supplier of Market Data.

(k) “DPL” means the Cayman Islands Data Protection Law, 2017.

(l) “GDPR” means the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the effective date of which is 25 May 2018, including any applicable data protection legislation or regulations supplementing it in those jurisdictions in which relevant Services are provided to Client by SS&C from time to time.

(m) “Governing Documents” means the constitutional documents of an entity and, with respect to Client, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any offering memorandum, subscription materials and other disclosure documents utilized by Client in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(n) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(o) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(p) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(q) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(r) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(s) “Personal Data” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPL and other Data Protection Laws, as applicable.

(t) Personal Information” means personal information within the meaning of CCPA and other applicable Data Protection Laws which is received or collected by SS&C from, or on behalf of, Client and Clients in connection with performing its obligations pursuant to this Agreement.

(u) “Processor” has the meaning given in Article 4 (Definitions) of GDPR and Section 2 of DPL and any other applicable Data Protection Law, as applicable.

(v) “Services” means the services listed in Schedule A.

(w) “Service Provider” has the meaning given in Section 1798.140 of CCPA.

(x) “Solution” means SS&C’s Form PF software.

(y) “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(z) “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(aa) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2.	Services and Fees

2.1. Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Client. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Client requests to change the Services, including those necessitated by a change to the Governing Documents of Client, or a changes in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2. Client agrees to pay the fees, charges and expenses set forth in a separate fee letter and subject to the terms of this Agreement.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of (i) its Affiliates or (ii) with the written consent in each case of Client’s, other Persons (and any required Client consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder and it shall remain responsible to Client in accordance with the terms of this Agreement for the actions of such Affiliates or other Persons in the course of performing any Services, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C to include those under Section 9 (Data Protection), Section 11 (Confidentiality), and (iii) if required by applicable Law (including applicable Data Protection Laws), SS&C will notify such agents and the Services delegated at least 15 days in advance and will update Client when making any changes in sufficient detail to provide transparency as to the identity, scope and location of delegates and to enable Client to object to a particular arrangement. Client may object (on reasonable grounds relating to data protection) to SS&C’s proposed use of a new Person to act as sub-processor by sending a written notice to SS&C within 15 days of receipt of the notice of any new Person to act as sub-processor, Client’s notice of objection (on reasonable grounds relating to data protection) should state the basis for Client’s objection. SS&C will not appoint any new Person as sub-processor to process Client Personal Data until commercially reasonable steps have been taken to address the objections raised by Client and Client has been provided with a reasonable written explanation of the steps taken.

3.	Client Responsibilities

3.1. The management and control of Client is vested exclusively in the Client’s governing body (e.g., the board of trustees for a trust, the board of directors for a company or general partner of a limited partnership), and Client, subject to the terms and provisions of the Client’s applicable Governing Documents. Client will make all decisions, perform all management functions relating to the operation of the Clients and authorize all transactions. Client shall:

(a) designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Client.

(b) evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c) provide, or cause to be provided, and accept responsibility for, valuations of assets and liabilities in accordance with Client’s written valuation policies, as applicable.

(d) provide SS&C with timely and accurate information including trading and investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Client and do not limit or modify Client’s responsibility for determining the value of Client’s assets and liabilities.

3.3. Client is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Client’s responsibility to provide all final Governing Documents related to the Client as of the Effective Date. The Client will notify SS&C in writing of any changes to the Client Governing Documents that may materially impact the Services and/or that affect the Client’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring Client’s compliance with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

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3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Client in connection with the Services and (ii) not be disseminated by Client or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Client or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Client on Market Data or the provision of Market Data in connection with this Agreement.

3.5. Client shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Client Governing Documents. Client shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder without enquiry or liability.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through December 31, 2029 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each (such periods, in the aggregate, the “Term”). After the Initial Term either Party may terminate this Agreement as of a calendar quarter end upon 30 days’ written notice.

5.	Termination

5.1. SS&C or Client also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) where the other Party is the Client, and Client or a Client becomes subject to a material Action or an Action that SS&C reasonably determines could cause SS&C reputational harm.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to Client or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in a separate fee letter for the balance of the unexpired portion of the Term. In the event that Client wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, Client and SS&C shall agree in writing to the additional services in an amendment to Schedule A and a separate fee letter as appropriate.

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5.3. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Client after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Client for any action or inaction of any SS&C Associate except to the extent of Losses resulting solely from the gross negligence, willful misconduct, or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Except for the Client’s indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary, enhanced or similar (including lost profits, opportunity costs and diminution of value). Client shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Third Party Claims (or in enforcing this provision) shall be paid by Client on a quarterly basis prior to the final disposition of such matter upon receipt by Client of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. SS&C shall in no case confess, compromise or settle the Claim in any case in which Client may be required to indemnify it except with the prior written consent of Client, which consent shall not be unreasonably delayed, withheld or conditioned. The maximum amount of cumulative liability of SS&C Associates to a Client for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Client to SS&C under this Agreement for the most recent 36 months immediately preceding the date of the event giving rise to the Claim or, if the Agreement had been effective for less than 36 months, the average monthly fees payable since the Effective Date times 36.

7.	Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Client represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions on behalf of Client and that all such instructions and directions are consistent with the Governing Documents and other corporate actions of Client and (ii) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Client that are relevant to the Services.

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8.	Client Data

8.1. Client will (i) provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Client, all Client Data shall remain the property of the applicable Client. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2.2. SS&C shall be permitted to act upon instructions from Client with respect to the disclosure or disposition of Client Data related to Client, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. SS&C shall maintain and store material Client Data used in the books and records of Clients for at least a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1. From time to time and in connection with the Services SS&C may obtain access to certain Personal Data from Client or a Client and, if applicable, and will process such Personal Data as Processor of the Client and such Client. Personal Data relating to Client and its Affiliates, members, shareholders, directors, officers, partners, employees and agents will be processed by and on behalf of SS&C in accordance with this Section 9.

9.2. Client agrees to (i) ensure that all relevant data subjects for whom SS&C will process Personal Data on behalf of Client and Clients as contemplated by this Agreement with Client are appropriately informed concerning such processing, including, where relevant, the processing of such data outside the EU, the Cayman Islands, and the State of California in the U.S. (where applicable) and (ii) comply with its applicable obligations as a Controller under GDPR, DPL and applicable Data Protection Laws.

GDPR and DPL

9.3. The subject matter, duration, nature, purpose, type of Personal Data, categories of data subjects and the rights and obligations of the Client and/or such Client as a Controller in respect of the processing of the Personal Data are set out in Schedule C of this Agreement.

9.4. In processing such Personal Data on behalf of Client, SS&C will comply with its applicable obligations as a Data Processor under (i) GDPR, including those requirements set out in Articles 28 (Processor), 29 (Processing under the authority of the controller or processor), 31 (Cooperation with the supervisory authority) and 32 (Security of processing) of GDPR and (ii) DPL, if any, and applicable Data Protection Laws, if any, and shall:

(a) ensure that persons and/or entities authorized to process Personal Data have committed themselves to confidentiality regarding Personal Data or are under a statutory duty of confidentiality relating to such Personal Data;

(b) permit Personal Data to be processed by a third party on behalf of Client or Clients only in accordance with section 2.3 above;

(c) will implement and maintain appropriate technical and organizational measures in relation to the processing of Personal Data to ensure the security of any processing of personal data, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

(d) at Client’s request and upon reasonable notice and access arrangements agreed in writing with Client (as applicable): (i) make available to Client all information necessary to demonstrate compliance with the obligations laid down in this Section 9 and (ii) reasonably allow for and contribute to audits, including inspections, conducted by Client or another auditor mandated by Client (as applicable), in each case taking into account the nature of processing and the information available to SS&C. SS&C shall immediately inform Client if, in its opinion, an instruction under this Section (d)(ii) infringes GDPR or other UK, EU or Member State data protection provisions.

(e) notify Client as soon as reasonably practicable and no later than five (5) calendar days following receipt of a request from an individual to exercise their rights under Data Protection Laws and provide reasonable assistance to Client (as applicable) (i) in their obligation to respond to requests from data subjects in relation to the exercise of that data subject’s rights laid down in GDPR and equivalent provisions of DPL

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and applicable Data Protection Laws insofar as possible by appropriate technical and organizational measures and (ii) in ensuring compliance with the obligations of Client (as applicable) pursuant to Articles 32 (Security of Processing) to 36 (Prior Consultation) and the equivalent provisions of DPL and other applicable Data Protection Laws, in each case taking into account the nature of the processing and the information available to SS&C.

(f) notify Client (as applicable) without undue delay after becoming aware of any accidental or unlawful destruction, loss, alteration, unauthorized disclosure or use of, or access to, Personal Data transmitted, stored or otherwise processed by SS&C (a “Personal Data Breach”) provide reasonable assistance to Client (as applicable) in their notification of that Personal Data Breach to the relevant supervisory authority and those data subjects affected as set out in (i) Articles 33 (Notification of a personal data breach to the supervisory authority) and 34 (Communication of a personal data breach to the data subject) of GDPR and (ii) the equivalent provisions of DPL or other applicable Data Protection Laws. Client is responsible for making notifications related to a Personal Data Breach that are required by GDPR, DPL and any applicable Data Protection Laws.

(g) not disclose, use or otherwise process Personal Data except in accordance with Client’s documented instructions, to carry out SS&C obligations under, or as otherwise permitted pursuant to the terms of this Agreement and to comply with applicable Law (provided this does not infringe Data Protection Laws), in which case SS&C shall, to the extent permitted by applicable Law, inform Client of that legal requirement before the relevant processing of the Personal Data.

(h) only transfer Personal Data to its Affiliates located outside the United Kingdom, the European Economic Area or the Cayman Islands, as applicable, where that transfer complies with the requirements under applicable Data Protection Laws, including, where applicable, as a result of a data transfer agreement containing the relevant standard contractual clauses published by the European Commission pursuant to Article 26(2) of Directive 95/46/EC) or such other standard contractual clauses or other methods as may be available at the relevant time that provide an adequate safeguard under applicable Data Protection Laws including Article 46 of GDPR from time to time (deemed equivalent in the Cayman Islands for the purpose of DPL). In respect of each such data transfer agreement, Client appoints SS&C (and SS&C accepts such appointment) for the purpose of entering into standard contractual clauses on behalf of Client as data exporters to each of the standard contractual clauses in the data transfer agreement. Client consents to the transmission and processing of such data outside the jurisdiction governing this Agreement provided that SS&C shall ensure that this complies with applicable Law and shall, before such transmission and processing, provide Client with details of the applicable jurisdictions. SS&C shall exercise its rights under such data transfer agreements on behalf of Client as data exporter and upon request shall promptly provide Client with a copy of the relevant data transfer agreement, if requested by Client (subject to the redaction of commercial information not relevant to Client).

(i) on termination of this Agreement or as otherwise instructed by Client, permanently erase or return in a reasonable non-proprietary format all copies of the Personal Data to Client and Clients (where applicable) (as instructed by Client in accordance with the terms of this Agreement provided that SS&C shall be entitled to retain Personal Data as required by applicable Law, provided this does not infringe applicable Data Protection Laws. Upon request by Client, SS&C shall provide written certification to Client that it has complied with this Section 9.4(i).

CCPA

9.5. SS&C, as a Service Provider, shall not retain, use or disclose any Personal Information for any purpose other than (i) the specific purpose of providing the Services or performing its obligations under this Agreement, (ii) in accordance with Client’s lawful instructions or (iii) as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA. Otherwise, SS&C will not disclose, transfer or otherwise make available in exchange for monetary or other valuable consideration Personal Information to any third parties. SS&C certifies that it understands the restrictions described in this Section 9.5 and will comply with such restrictions, consistent with CCPA § 1798.140(w)(2)(A)(ii).

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10.	SS&C Property

10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Except for a limited, non-assignable, license during the term of this Agreement required for Client to receive and use the Solution as contemplated hereunder and subject to Section 3.4, neither Client nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Client shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, , clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a) In the case of Client, to each of its Affiliates, members, shareholders, trustees, directors, officers, partners, employees and agents (“Client Representative”) who need to know such information for the purpose of carrying out Client’s duties under, or receiving the benefits of or enforcing, this Agreement. Client shall ensure compliance by Client Representatives with Section 11.1.

(b) In the case of SS&C, to Client and each SS&C Associate, Client Representative, investor Client bank or broker, Client counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out the Services under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5. Upon the prior written consent of the applicable Client, SS&C shall have the right to identify such Client in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, Client shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement. This Agreement shall not prohibit SS&C from using any data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about subjects such as its business or industry; provided that (i) Client is not named in such public statements without its prior written consent and (ii) such data shall be anonymized and aggregated with similar data of SS&C’s other clients. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Client, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Client or some other Person, Client will reasonably cooperate with any request by SS&C to include such notices. Client shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to Client’s securities, products or services, verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Client, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Client or any of its assets, investors or clients.

12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

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If to SS&C:

SS&C GIDS, Inc.

1055 Broadway

Kansas City, MO 64105

Attention: Legal Department

If to Client:

Blackstone Private Multi-Asset Credit and Income Fund

345 Park Avenue

31st Floor

New York, NY 10154

Attention: Chief Compliance Officer

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Client, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Client or any other Person for, and Client hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6. Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Client understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between the Parties.

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13.9. No Solicitation. During the term of this Agreement and for a period of 6 months thereafter, Client will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who has been materially involved in the provision of the Services (each a “Known SS&C Associate”) without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from (a) soliciting employees through general advertising not targeted specifically at any or all SS&C Associates or (b) who have not been employed by SS&C for the prior 90 days. If Client employs or engages any Known SS&C Associate without SS&C’s prior written consent, during the term of this Agreement or the period of 12 months thereafter, Client shall pay for any recruiters’ fees incurred by SS&C or its Affiliates in hiring replacement personnel, provided, however, that the foregoing shall not require Client to pay any incurred recruiters fees in hiring replacement personnel or restrict Client, if Client employs a Known SS&C Associate who has not been employed by SS&C for the prior 90 days..

13.10. No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Client in any Action to which Client is a party or otherwise related to Client, Client shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

* * *

This Agreement has been entered into by the Parties as of the Effective Date.

SS&C GIDS, Inc.		Blackstone Private Multi-Asset Credit and Income Fund

By:	/s/ Nick Wright	By:	/s/ Heather von Zuben

Name:	Nick Wright	Name:	Heather von Zuben

Title:	Authorized Signatory	Title:	Chief Executive Officer

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Schedule A

Services

•	Distribution Center

•	Receipt and sort of incoming mail

•	Creation of electronic images for all paper received

•	Automated distribution of work based on assigned priority

•	Issuance of repurchase and replacement checks

•	Transaction Processing

•	New Account Establishment

•	Account Maintenance

•	Purchases

•	Repurchases

•	Transfers

•	Control

•	Input of daily prices and dividend rates

•	Processing of dividends and distributions

•	Reconciliation of daily bank accounts

•	Commission Processing and Reconciliation

•	Cash and Share Reconciliation

•	IRS and SEC Reporting

•	K-1

•	1042-S

•	Form PF

•	Shareholder Report

•	Distributor Report

•	1099-DIV

•	1099-B

•	Broker Servicing

•	Inquiry

•	Correspondence

•	Commission Inquiries

•	Telephone Transactions

•	Shareholder Servicing

•	Inquiry

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•	Telephone Transactions

•	Correspondence

•	Internet Support

•	NSCC Processing

•	Receiving new accounts via NSCC FundSERV and establish on TA system

•	Receive redemption, purchase and exchange requests via NSCC FundSERV and process accordingly on TA system

•	Provide networking and position files to intermediaries

•	Perform load and commission processing and settlement via NSCC CommSERV as outlined in the prospectus

•	Work with intermediaries on NSCC rejects and exception processing

Upon request of the Fund and mutual agreement between the parties as to the scope and applicable fees, SS&C may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

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Schedule B

Reserved

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Schedule C

Information relating to the processing of Personal Data

Subject matter of processing	Personal Data, as summarised below, transferred by Client or otherwise processed by SS&C as Processor in connection with the Services under this Agreement.

Duration of processing	The term of this Agreement and, if applicable, after the termination of this Agreement, provided that any such processing is carried out in connection with the Services provided under this Agreement.

Nature and purpose of processing	Processing of Personal Data, for the purposes of the Services provided under this Agreement.

Types of Personal Data	Information relating to identified or identifiable natural persons, contact information such as first name, last name, home/work landline phone number, personal/work mobile, home/work postal address, personal/work email address.

Categories of data subjects	Natural persons connected with Client’s business, such as investors and individuals associated with investors, the Client, including their trustees, directors, members, agents or representatives, employees, partners, shareholders, and beneficial owners and borrowers being individuals or individuals related to corporate borrowers, such as employees, representatives or directors.

Obligations and rights of the Controller	The obligations and rights applicable to Controller under GDPR, including the matters specified in Section 9.3 of this Agreement.

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